AMENDED AND RESTATED BYLAWS

OF

ULURU Inc.

ARTICLE 1

SHAREHOLDERS MEETINGS

1.1  Annual Meeting.  An annual meeting of the shareholders of ULURU Inc. (the “Corporation”) shall be held each year on the date, at the time, and at the place, fixed by the Board of Directors.  The annual meeting shall be held for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

1.2  Special Meetings.  Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chief Executive Officer of the Corporation or the Board of Directors.

1.3  Place of Meetings.  Meetings of the shareholders shall be held at any place in or out of Nevada designated by the Board of Directors.

1.4  Meeting by Telephone Conference.  Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.

1.5  Quorum.  The presence in person or by proxy of the holders of not less than one third of the votes entitled to be cast at any meeting of shareholders shall constitute a quorum for the transaction of business.  The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

 1.6.              Advance Notice of Director Nominations by Shareholders and Shareholder Proposals.

(a)         Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (x) pursuant to the Corporation’s notice of meeting, (y) by or at the direction of the Board of Directors or (z) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.6(a), who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 1.6(a).  The foregoing clause (z) shall be the exclusive means for a stockholder to make any nomination of a person or persons for the election to the Board of Directors of the Corporation at an annual meeting or special meeting of the stockholders.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.  With respect to special meetings of stockholders, such notice must be delivered to the Secretary not more than 90 days prior to such meeting and not later than the later of (i) 60 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made by the Corporation.  For purposes of this Section 1.6, public disclosure of the date of a forthcoming meeting may be made by the Corporation not only by giving formal notice of the meeting, but also by notice to a national securities exchange (if the Corporation's common stock is then listed on such exchange), by filing a report under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (if the Corporation is then subject thereto), by mailing to stockholders, or by a general press release.  Such stockholder’s notice shall set forth:

(i)           as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii)           as to the stockholder giving the notice:

(A)           the name and address, as they appear on the Corporation’s books, of such stockholder and any Stockholder Associated Person (defined below) covered by clause (B) below,

(B) (1)  the class and number of shares of the Corporation which are, directly or indirectly, held of record or are beneficially owned by such stockholder or by any Stockholder Associated Person, (2) any Derivative Positions (defined below) held or beneficially held by the stockholder or any Stockholder Associated Person, (3) any rights to dividends of the Corporation that are separable from the underlying shares of the Corporation held by the stockholder or any Stockholder Associated Person, (4) any proportionate interest in the Corporation’s securities held by a partnership in which the stockholder or any Stockholder Associated Person is a general partner, either directly or indirectly, (5) any performance-related fees that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the Corporation’s securities, and (6) whether and the extent to which any hedging (including any short-interest positions) or other transaction or series of transactions have been entered into by or on behalf of such stockholder or any Stockholder Associated Person, or any other agreement, arrangement or understanding has been made by or on behalf of such stockholder or any Stockholder Associated Person, if the effect of or intent of any of the foregoing is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to Corporation’s securities, and

(C) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Affiliated Person has the right to vote any security of the Corporation.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.  No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 1.6(a).  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.  Notwithstanding the foregoing provisions of this Section 1.6(a), a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 1.6(a).  Notwithstanding anything to the contrary herein, no provision of these Bylaws shall be deemed to prohibit or restrict the ability of the Board of Directors of the Corporation to fill vacancies in the membership of the Board of Directors of the Corporation pursuant to Nev. Rev. Stat.  §§ 78.335 or pursuant to any other statutory or contractual right of the Board of Directors of the Corporation to fill any such vacancy.

“Stockholder Associated Person” of any stockholder means (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (z) any person controlling, controlled by or under common control with such Stockholder Associated Person.

“Derivative Position” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise.

(b)           Notice of Business.  At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (y) by or at the direction of the Board of Directors or (z) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 1.6(b), who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.6(b).  For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary.  To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. With respect to special meetings of stockholders, such notice must be delivered to the Secretary not more than 90 days prior to such meeting and not later than the later of (y) 60 days prior to such meeting or (z) 10 days following the date on which public announcement of the date of such meeting is first made by the Corporation.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting:

(i)           the information required to be disclosed in solicitations of proxies with respect to the matter pursuant to Regulation 14A of the Exchange Act;

(ii)           a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(iii)           the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person covered by clauses (iv) and (v) below;

(iv)           (A)  the class and number of shares of the Corporation which are, directly or indirectly, held of record or are beneficially owned by such stockholder or by any Stockholder Associated Person, (B) any Derivative Positions held or beneficially held by the stockholder or any Stockholder Associated Person, (C) any rights to dividends of the Corporation that are separable from the underlying shares of the Corporation held by the stockholder or any Stockholder Associated Person, (D) any proportionate interest in the Corporation’s securities held by a partnership in which the stockholder or any Stockholder Associated Person is a general partner, either directly or indirectly, (E) any performance-related fees that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the Corporation’s securities, and (F) whether and the extent to which any hedging (including any short-interest positions) or other transaction or series of transactions have been entered into by or on behalf of such stockholder or any Stockholder Associated Person, or any other agreement, arrangement or understanding has been made by or on behalf of such stockholder or any Stockholder Associated Person, if the effect of or intent of any of the foregoing is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to Corporation’s securities; and

(v)           any material interest of the stockholder or any Stockholder Associated Person in such business, including all arrangements, agreements and understandings with the stockholder or Stockholder Associated Person in connection with the proposed business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholder meeting except as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.6(b).  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Notwithstanding the foregoing provisions of this Section 1.6(b), a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 1.6(b).

ARTICLE 2

BOARD OF DIRECTORS

2.1  Number and Qualification of Directors.  The authorized number of directors of the Corporation shall be not less than one (1) and no more than fifteen (15).

2.2  Regular Meetings.  A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of the shareholders.

2.3  Special Meetings.  Special meetings of the Board of Directors may be called by the Chief Executive Officer or any two directors. The person or persons calling a special meeting of the Board of Directors may fix any place in or out of Nevada as the place for holding the special meeting of the Board of Directors.  If a special meeting of the Board of Directors is preceded by less than three business days’ notice, the Company shall provide a mechanism by which a director may participate in the special meeting, and speak to and hear all other directors, by electronic means such a telephone or video conferencing equipment.

2.4  Notice.  Special meetings of the Board of Directors must be preceded by at least 24 hours notice to the directors prior to the meeting of the date, time, and place of the meeting.  Notice may be communicated in person, by telephone, by any form of electronic communication, by mail, or by private carrier.  At the written request of any director, notice of any special meeting of the Board of Directors shall be given to such director by facsimile at the number designated in writing by such director from time to time.

 2.5           Compensation of Directors. Directors shall be entitled to receive compensation in such amounts, and on such terms and conditions, as are approved by a majority of the entire Board of Directors or by a committee composed entirely of directors who satisfy the independence standard of any stock market or exchange on which the Company’s capital stock is listed or quoted (or if such market has no stated independence standard, such standard as is determined by the Board of Directors).  Without limiting the breadth of the foregoing, directors may be compensated on a fixed fee basis, on a per-meeting or per-committee basis, by means of stock options or other equity-based compensation or any combination of the foregoing.

ARTICLE 3

OFFICERS

3.1  Appointment.  The Board of Directors shall appoint a President, a Secretary and a Treasurer.  The Board of Directors may appoint any other officers, assistant officers, and agents as the Board of Directors determines from time to time, including, without limitation, a Chief Executive Officer.  In the event the Board of Directors appoints a Chief Executive Officer, the Chief Executive Officer shall have the same rights and powers granted to the President in these Bylaws.  Any two or more offices may be held by the same person.

3.2  Term.  The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

3.3  Removal.  Any officer or agent appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause.

3.4  President.  The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors appoints a Chief Executive Officer, in which case the Chief Executive Officer shall be Chief Executive Officer of the Corporation.  Subject to the control of the Board of Directors, the Chief Executive Officer shall be responsible for the general operation of the Corporation. The Chief Executive Officer shall have any other duties and responsibilities prescribed by the Board of Directors.  Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

3.5  Secretary.  The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

3.6  Treasurer.  The Treasurer shall have the care and custody of and be responsible for all the funds and securities of the Corporation and shall perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

ARTICLE 4

ISSUANCE OF SHARES

4.1  Adequacy of Consideration.  The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

ARTICLE 5

INDEMNIFICATION

5.1  Third Party Actions.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his or her conduct was unlawful.

5.2  Derivative Actions.  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

5.3  Success on Merits or Otherwise.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

5.4  Determination.  Any indemnification under Sections 1 and 2 of this Article V, unless ordered by a court or advanced pursuant to Section 5 of this Article V, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

5.4.1  By the shareholders;

5.4.2  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

5.4.3  If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

5.4.4  If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.5  Payment in Advance.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this Section 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

5.6  Other Indemnification; Period of Indemnification.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article V:

5.6.1  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 2 of this Article V or for the advancement of expenses made pursuant to Section 5 of this Article V, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

5.6.2  Continues for a person who has ceased to be a director, officer, employee or agent with respect to events occurring during their tenure and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 6

AMENDMENTS

6.1  The Corporation’s Board of Directors may amend these Bylaws, except to the extent that the Articles of Incorporation, these Bylaws, or Chapter 78 of the Nevada Revised Statutes reserve this power exclusively to the shareholders in whole or in part. The Corporation’s shareholders may amend or repeal the Corporation’s Bylaws even though the Bylaws may also be amended or repealed by the Corporation's Board of Directors.

ARTICLE 7

ELECTION NOT TO BE GOVERNED BY CERTAIN PROVISIONS OF THE NEVADA REVISED STATUTES

7.1  The Corporation will NOT be governed by the provisions of Nev. Rev. Stat.  §§ 78.378 through and including 78.3793, as amended (Acquisition of Controlling Interest).  None of the aforementioned provisions in any way whatsoever will affect the management or operation of the Corporation or be applied to the Corporation.

Adopted:  December 5, 2008